Exhibit 2.1

EXECUTION VERSION

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (this “Amendment”) is made and entered into as of July 11, 2022 (“Effective Date”), by and among Pareteum Corporation, a Delaware corporation (“Parent”), Pareteum North America Corp., a Delaware corporation (“Pareteum NA”), Devicescape Holdings, Inc., a Delaware corporation (“Devicescape”), iPass, Inc., a Delaware corporation (“iPass”), iPass IP LLC, a Delaware corporation (“iPass IP”), Pareteum Europe B.V., a Netherlands private limited company (“Pareteum Europe” and, together with Parent, Pareteum NA, Devicescape, iPass, and iPass IP, collectively, the “Borrower Sellers”), Artilium Group Ltd., an England, UK, private limited company (“Artilium Group”), Pareteum N.V., a Belgian private limited company (“NV”), and Pareteum Asia Pte. Ltd., a Singapore private limited company (“Pareteum Asia” and, together with the Artilium Group, NV and the Borrower Sellers, each a “Seller” and, collectively, the “Sellers”), Circles MVNE Pte. Ltd., a Singapore private limited company (“Circles”) and Channel Ventures Group, LLC, a Delaware limited liability company (“CVG” and, together with Circles, each a “Purchaser” and together the “Purchasers”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement (defined below).

RECITALS

WHEREAS, Sellers and Purchasers entered into that certain Asset Purchase Agreement, dated as of May 15, 2022 (the “Purchase Agreement”), whereby Sellers agreed to sell, transfer, convey, assign and deliver to Purchasers (where applicable, in accordance with Section 363 and 365 and the other applicable provisions of the Bankruptcy Code), all of the Purchased Assets, together with the Assumed Liabilities upon the terms and subject to the conditions set forth in the Purchase Agreement, and Purchasers agreed to take delivery of such Purchased Assets and Assumed Liabilities upon such terms and subject to such conditions; and

WHEREAS, the Parties desire to amend the Purchase Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, the Parties agree as follows:

AGREEMENT

1. Amendments to the Purchase Agreement.

1.1 Section 1.1 of the Purchase Agreement shall be amended to include:

“Circles Transferred Employees” means each of the Transferred Employees who accept offers of employment with Circles or whose employment otherwise transfers by operation of Law to Circles such that they become either full-time employees, part-time employees or independent contractors of Circles, or its Affiliate, on or following the Closing.

“CVG Transferred Employees” means each of the Transferred Employees who accept offers of employment with CVG or whose employment otherwise transfers by operation of Law to CVG such that they become either full-time employees, part-time employees or independent contractors of CVG, or its Affiliate, on or following the Closing.

“Independent Directors” means Mary Beth Vitale, Robert Lippert and Luis Jimenez- Tuñon.

“Management” means Bart Weijermars, Laura Thomas, Alexander Korff and Matias Felix.

“Purchased Books and Records” means all books, records, and other documents and information, including electronically stored information, that are Circles Purchased Assets pursuant to Section 2.1(a) or CVG Purchased Assets pursuant to Section 2.1(b).

“Retained Books and Records” means all books, records, and other documents and information, including electronically stored information, that are not Purchased Books and Records.

1.2 Section 2.1(a)(xvi) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“all claims and causes of action of or held by any Debtor against (i) each corporate affiliate of the Debtors, (ii) the Independent Directors, (iii) Management, (iv) the Circles Transferred Employees, or (v) current vendors or third-party providers of the Debtors related to the MVNE Business, including such claims and causes of action arising under Chapter 5 of the Bankruptcy Code, including but not limited to Sections 510, 541, 544, 545, 547, 548, 549, 550, 553 or 558, or similar state laws, including any derivative claims asserted or assertable against any of the foregoing in In re Pareteum Corporation Stockholder Derivative Litigation, No. 1:20-cv-06264 (S.D.N.Y.) and William Miller, derivatively on behalf of Pareteum Corp. v. Victor Bozzo, et al., No. 651381/2020 (N.Y. Sup. Ct, NY Cty.) (as consolidated).”

1.3 Section 2.1(b)(xvii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“all claims and causes of action of any Debtor against (i) each corporate affiliate of the Debtors, (ii) the CVG Transferred Employees (other than Management), and (iii) vendors and third-party providers of the Debtors arising under Chapter 5 of the Bankruptcy Code, including but not limited to Sections 510, 541, 544, 545, 547, 548, 549, 550, 553 or 558, or similar state laws related to the CVG Purchased Assets.”

1.4 Section 8.5 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(a) From and after the Closing Date, upon request of at least two (2) Business Days, by any Seller, the Purchasers shall permit the Sellers and their representatives to have reasonable access during the normal business hours of such Purchaser, and in a manner so as not to interfere unreasonably with the normal business operations of the Purchasers, to all premises, properties, personnel, books and records, contracts, and documents of or related to the Purchased Assets or the Assumed Liabilities for the purposes of (1) preparing any Tax Returns, (2) complying with the requirements of, or responding to inquiries by, any Governmental Authority, or (3) responding to discovery requests by any counterparty to litigation against the Debtors that is currently pending (“Litigation Counterparty”); provided, however, that, for the avoidance of doubt, the foregoing shall not require the Purchasers to take any such action if (x) such action may result in a waiver or breach of any attorney/client privilege or conflict with any confidentiality obligations to which the Purchasers are bound, or (y) such action could reasonably be expected to result in violation of applicable Law or court order. The Purchasers agree to maintain the files or records which are contemplated by the first sentence of this Section 8.5 for six (6) years following

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the Closing Date; provided, however, that a trustee of any litigation trust that may be established under a plan of liquidation may request that specific books and records be preserved for a longer amount of time to the extent necessary to fully prosecute any claims and causes of action transferred to such litigation trust, with the expense for such preservation being fully borne by such trust, although if the trustee seeks the extension above, the Purchasers may at their sole discretion transfer such books and records to the trust to the extent allowed by applicable law at the trust’s sole expense.

(b) Sellers shall preserve all Purchased Books and Records in their original form until the later of the Closing Date and the date such Purchased Books and Records are conveyed to the Purchasers. The Purchasers and any other transferee of Purchased Books and Records shall preserve originals or true copies of all Purchased Books and Records for a period of six (6) years following the Closing Date; provided, however, in the event any Purchaser intends to destroy, abandon, or otherwise render unavailable the Purchased Books and Records upon the conclusion of the six (6) year period, such Purchaser shall give all known litigation or investigation parties (which shall include, for the avoidance of doubt, the United States Department of Justice and the plaintiffs in the litigation captioned In re Pareteum Securities Litigation, Case No. 1:19-cv-09767 (AKH) (GWG) (S.D.N.Y.) (the “Securities Litigation”) and their counsel) ninety (90) days’ written notice prior to the destruction, abandonment or unavailability of any Purchased Books and Records; provided however, to the extent that during the foregoing six (6) year period, the Securities Litigation, any other known litigation, and/or the subject ongoing investigation of the United States Department of Justice concludes, the plaintiff for the Securities Litigation, any Litigation Counter Party, and/or the United States Department of Justice, as applicable, shall promptly notify the Debtors and the Purchasers that such litigation and/or investigation, as the case may be, has concluded and thus the provisions of this Paragraph 45(h)(ii) and 8.5(b) of the Purchase Agreement no longer need to be observed as to said party and its subject litigation or investigation.

(c) The Debtors shall use commercially reasonable efforts to (1) create and maintain an index of the Purchased Books and Records and Retained Books and Records and (2) prepare and maintain a list of known passwords or access IDs related to the Purchased Books and Records and Retained Books and Records.”

1.5 Schedule 1.1(a) of the Purchase Agreement is hereby amended to remove the following CVG Purchased Equity Interests:

iPass Deutschland GmbH.

2. No Other Modifications. Except as amended herein, all other terms, conditions and provisions of the Purchase Agreement not explicitly modified or amended in this Amendment shall remain unchanged and shall continue in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without application of principles of conflict of laws). In connection with any controversy arising out of or related to this Amendment, each Seller and each Purchaser hereby irrevocably consents to the exclusive jurisdiction of the Bankruptcy Court, or if, and only if, the Bankruptcy Court declines or may not accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York, or if, and only if, the United States District Court for the Southern District of New York declines or may not accept jurisdiction over a particular matter, the courts of the State of New York. Each of the Sellers and Purchasers irrevocably consents to service of process out of the

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aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Amendment brought in the aforementioned courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4. Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile and/or PDF signatures shall be deemed original signatures.

5. Entire Agreement. This Amendment, together with all documents referenced herein (including any documents incorporated by reference into and made part of this Amendment or the documents referenced herein), merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter of this Amendment.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

SELLERS:

PARETEUM CORPORATION, a Delaware corporation

By:	/s/ Laura W. Thomas
Name:	Laura W. Thomas
Title:	Authorized Signatory

PARETEUM NORTH AMERICA CORP., a
Delaware corporation

By:	/s/ Laura W. Thomas
Name:	Laura W. Thomas
Title:	Authorized Signatory

DEVICESCAPE HOLDINGS, INC., a Delaware corporation

By:	/s/ Laura W. Thomas
Name:	Laura W. Thomas
Title:	Authorized Signatory

IPASS, INC., a Delaware corporation

By:	/s/ Laura W. Thomas
Name:	Laura W. Thomas
Title:	Authorized Signatory

IPASS IP LLC, a Delaware corporation

By:	/s/ Laura W. Thomas
Name:	Laura W. Thomas
Title:	Authorized Signatory

[Signature page to Amendment to Asset Purchase Agreement]

PARETEUM EUROPE B.V., a Netherlands private limited company

By:	/s/ Alexander Korff
Name: Alexander Korff
Title: Authorized Signatory

ARTILIUM GROUP LTD., a United Kingdom private limited company

By:	/s/ Alexander Korff
Name: Alexander Korff
Title: Authorized Signatory

PARETEUM ASIA PTE. LTD., a Singapore private limited company

By:	/s/ Alexander Korff
Name: Alexander Korff
Title: Authorized Signatory

PARETEUM N.V., a Belgian private limited company

By:	/s/ Alexander Korff
Name: Alexander Korff
Title: Authorized Signatory

[Signature page to Amendment to Asset Purchase Agreement]

PURCHASERS:

CHANNEL VENTURES GROUP, LLC, a Delaware limited liability company

By:	/s/ Markwin H. Maring
Name: Markwin H. Maring
Title: CEO

CIRCLES MVNE PTE. LTD., a Singapore private limited company

By:	/s/ Mak Chee Kiong
Name: Mak Chee Kiong
Title: Authorised Signatory

[Signature page to Amendment to Asset Purchase Agreement]

PURCHASERS: CHANNEL VENTURES GROUP, LLC, a Delaware limited liability company

By:	/s/ Markwin H. Maring
Name: Markwin H. Maring
Title: CEO

CIRCLES MVNE PTE. LTD., a Singapore private limited company

By:	/s/ Mak Chee Kiong
Name: Mak Chee Kiong
Title: Authorised Signatory

[Signature page to Amendment to Asset Purchase Agreement]